February 20, 2008	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen L. Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS REPORTS
FOURTH QUARTER AND YEAR END 2007 RESULTS

•	Strategic acquisitions and strong operating results drive 33% distribution increase to unitholders in 2007

DENVER - DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and twelve months ended December 31, 2007.

CEO PERSPECTIVE

“We’re very pleased with the value we provided to our unitholders in 2007, growing our quarterly distribution to $0.57 per unit for the fourth quarter of this year as compared to $0.43 for the fourth quarter of 2006 - a 33% increase,” said Mark Borer, president and CEO. “Our strong operating performance across all segments provided a strong 1.6 times coverage on our total distribution for the quarter. We remained busy in the fourth quarter, optimizing our approximately $625 million of acquisitions in 2007, including work on the permanent expansion to double our processing capacity to 120 MMcfd at our 70 percent-owned Collbran system. We believe our expanded operating footprint provides a solid base for continued growth.”

FINANCIAL HIGHLIGHTS

On July 1, 2007, we elected to discontinue the use of hedge accounting for our non-trading commodity derivative instruments, in favor of mark-to-market accounting treatment. These non-trading commodity derivative instruments mitigate a portion of the Partnership’s exposure to commodity price volatility to help ensure stable distributable cash flows in support of our quarterly distributions. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted derivative settlement prices and the forward prices of the underlying commodities. With the increase in the price of crude oil in the third and fourth quarters of 2007, we recorded a sizable non-cash loss of $81.1 million, year-to-date. While our earnings will continue to fluctuate as a result of the volatility in the commodity markets, our non-trading derivative contracts yield us fixed prices and help to stabilize distributable cash flows.

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FOURTH QUARTER HIGHLIGHTS

Financial results for the fourth quarter of 2007, with comparisons to results for the fourth quarter of 2006, include the following:

•
Net loss of $39.9 million, or a loss of $1.69 per limited partner unit in the fourth quarter of 2007, as compared to net income of $15.6 million, or income of $0.55 per limited partner unit in the fourth quarter of 2006; and

•
Distributable cash flow, a non-generally accepted accounting principles (“non-GAAP”) financial measure, of $25.1 million in the fourth quarter of 2007, as compared to $19.2 million in the fourth quarter of 2006.

YEAR-TO-DATE HIGHLIGHTS

Financial results for the year ended December 31, 2007, with comparisons to results for the same period of 2006, include the following:

•
Net loss of $15.8 million, or a loss of $1.05 per limited partner unit for the year ended December 31, 2007, as compared to net income of $61.9 million, or income of $1.90 per limited partner unit for the year ended December 31, 2006; and

•	Distributable cash flow, a non-GAAP financial measure, of $86.7 million for the year ended December 31, 2007, as compared to $69.5 million for the year ended December 31, 2006.

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Reported net income for the three months and year ended December 31, 2007 includes $61.2 million and $81.1 million, respectively, of non-cash losses associated with the mark-to-market accounting treatment of non-trading commodity derivative instruments, as compared to non-cash gains of $0.3 million and $0.1 million for the three months and year ended December 31, 2006, respectively.

EBITDA decreased $44.1 million to a loss of $23.5 million for the three months ended December 31, 2007, from earnings of $20.6 million for the same period of 2006. EBITDA decreased $50.7 million to $29.2 million for the year ended December 31, 2007, from $79.9 million for the same period of 2006. Strong operating results across all segments, including our recent acquisitions, were offset by non-cash mark-to-market derivative losses and higher operating and maintenance. Operating and maintenance expense increased by $4.7 million to $11.1 million, and by $8.4 million to $32.1 million, respectively, for the three months and year ended December 31, 2007, as compared to the same periods in 2006, primarily as a result of recent acquisitions.

EBITDA, which is a non-GAAP financial measure, is explained in greater detail under “Non-GAAP Financial Information” below and is reconciled from net (loss) income and net cash (used in) provided by operating activities, its most comparable GAAP financial measures, in “Reconciliation of Non-GAAP Measures” below.

Depreciation and amortization expense increased by $5.4 million to $8.6 million, and by $11.6 million to $24.4 million, respectively, for the three months and year ended December 31, 2007, as compared to the same periods in 2006, primarily as a result of recent acquisitions.

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Net interest expense increased by $5.9 million to $7.7 million, and by $15.3 million to $20.5 million, respectively, for the three months and year ended December 31, 2007, as compared to the same periods in 2006, primarily as a result of increased debt balances associated with recent acquisitions.

In November 2006 the Partnership completed the acquisition of Gas Supply Resources, or GSR, from DCP Midstream, LLC, or DCP Midstream, the owner of our general partner. In July 2007 the Partnership completed the acquisition of equity interests in DCP East Texas Holdings, LLC, or East Texas, and Discovery Producer Services LLC, or Discovery, from DCP Midstream. The results of operations and distributable cash flow presented herein include the historical results of GSR, East Texas, and Discovery for all periods presented. Earnings for periods prior to these acquisitions are allocated to predecessor operations to derive net loss or income attributable to limited partners.

DISTRIBUTABLE CASH FLOW

The Partnership’s distributable cash flow of $25.1 million for the three months ended December 31, 2007, was 1.6 times the amount required to cover its current distribution to both the general and limited partners. The 31% increase in distributable cash flow for the quarter ended December 31, 2007, as compared to the quarter ended December 31, 2006, is due to the growth of the Partnership through acquisitions and the Partnership’s strong financial performance. Non-cash gains or losses associated with the mark-to-market accounting treatment of our non-trading commodity derivative instruments do not affect our distributable cash flow.

Distributable cash flow, which is a non-GAAP financial measure, is explained in greater detail under “Non-GAAP Financial Information” below and is reconciled from net cash (used in) provided by operating activities, its most comparable GAAP financial measure, in “Reconciliation of Non-GAAP Measures” below.

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CASH DISTRIBUTION

As previously announced, on January 24, 2008, the board of directors of the Partnership’s general partner declared a $0.02 increase in the quarterly distribution to $0.57 per limited partner unit, equating to a prospective annual distribution of $2.28 per limited partner unit.

OPERATING RESULTS BY BUSINESS SEGMENT

Natural Gas Services — Segment gross margin decreased $50.5 million to a loss of $31.1 million for the three months ended December 31, 2007, from income of $19.4 million for the same period of 2006. Margin increases from the Ivan, Lindsay and Momentum acquisitions and higher condensate volumes were more than offset by non-cash derivative mark-to-market losses of $59.8 million. Segment gross margin decreased $59.1 million to $16.2 million for the year ended December 31, 2007, from $75.3 million for the same period of 2006. Year to date increases from the acquisitions and higher condensate volumes were more than offset by non-cash derivative mark-to-market losses of $78.3 million.

Equity earnings representing our 25% interest in East Texas and 40% interest in Discovery increased $11.1 million to $16.1 million for the three months ended December 31, 2007, from $5.0 million for the same period of 2006. Equity earnings increased $9.8 million to $38.7 million for the year ended December 31, 2007, from $28.9 million for the same period of 2006. These increases are primarily attributable to higher NGL volumes and prices at Discovery and higher NGL prices at East Texas, partially offset by decreased throughput volumes.

Wholesale Propane Logistics— Segment gross margin increased $2.1 million to $9.0 million for the three months ended December 31, 2007, from $6.9 million for the same period of 2006. Segment gross margin increased $9.5 million to $25.5 million for the year ended December 31, 2007, from $16.0 million for the same period of 2006. These increases were primarily a result of higher per unit margins as a result of changes in contract mix and the ability to capture lower priced supply sources, decreased non-cash inventory adjustments recognized in 2007, and higher sales volumes primarily due to the completion of the Midland terminal, partially offset by a decrease related to non-trading derivative activity.

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NGL Logistics—Segment gross margin increased $0.3 million and $0.8 million for the three months and year ended December 31, 2007 as compared to the prior period, primarily due to increased volumes.

Equity earnings from our 45% interest in the Black Lake pipeline decreased $0.6 million for the three months ended December 31, 2007, primarily due to increased project costs, and equity earnings increased $0.3 million for the year ended December 31, 2007, primarily due to increased throughput volumes, which were partially offset by increased project costs.

Segment gross margin, which is a non-GAAP financial measure, is explained in greater detail under “Non-GAAP Financial Information” below and is reconciled from segment net (loss) income, its most comparable GAAP financial measure, in “Reconciliation of Non-GAAP Measures” below.

EARNINGS CALL

DCP Midstream Partners will hold a conference call to discuss fourth quarter results on Thursday, February 21, 2008, at 11 a.m. ET. The dial-in number for the call is 800-860-2422 in the United States or 412-858-4600 outside the United States. A live Webcast of the call can be accessed on the investor information page of DCP Midstream Partners’ Web site at http://www.dcppartners.com. The call will be available for replay for seven days by dialing 877-344-7529, in the United States or 412-317-0088 outside the United States. The passcode is 415112. A replay and transcript of the broadcast will also be available on the Partnership’s Web site.

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NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the non-GAAP financial measures of distributable cash flow, EBITDA, gross margin, and segment gross margin. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. Our gross margin, segment gross margin, EBITDA and distributable cash flow may not be comparable to a similarly titled measure of another company because other entities may not calculate these measures in the same manner.

We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. In 2006, we also adjusted distributable cash flow for a post-closing reimbursement from DCP Midstream, LLC for maintenance capital expenditures. Maintenance capital expenditures are capital expenditures made where we add on to or improve capital assets owned, or acquire or construct new capital assets, if such expenditures are made to maintain, including over the long term, our operating capacity or revenues. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices. Distributable cash flow is used as a supplemental liquidity measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.

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We define EBITDA as net (loss) income less interest income, plus interest expense, income tax expense and depreciation and amortization expense. EBITDA is used as a supplemental liquidity measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partner, and finance maintenance capital expenditures.

EBITDA is also used as a supplemental performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure; and

•	viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We define gross margin as total operating revenues less purchases of natural gas, propane and NGLs, and we define segment gross margin for each segment as total operating revenues for that segment less commodity purchases for that segment. Our gross margin equals the sum of our segment gross margins. Gross margin is included as a supplemental disclosure because it is a primary performance measure used by management, as it represents the results of product sales and purchases, a key component of our operations.

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DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:
•	the level and success of natural gas drilling around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;
•	our ability to grow through acquisitions or organic growth projects, and the successful integration and future performance of such assets;
•	our ability to access the debt and equity markets;
•	fluctuations in oil, natural gas, propane and other NGL prices;
•	our ability to purchase propane from our principal suppliers for our wholesale propane logistics business; and
•	the credit worthiness of counterparties to our transactions.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

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DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	($ in millions, except per unit data)

Sales of natural gas, propane, NGLs and condensate	$321.5	$200.0	$925.8	$767.9
Transportation and processing services	11.4	7.4	35.1	27.8
(Losses) gains from non-trading derivative activity	(66.5)	0.1	(87.6)	0.1
Total operating revenues	266.4	207.5	873.3	795.8
Purchases of natural gas, propane and NGLs	287.3	180.3	826.7	700.4
Gross margin	(20.9)	27.2	46.6	95.4
Operating and maintenance expense	(11.1)	(6.4)	(32.1)	(23.7)
General and administrative expense	(7.0)	(5.4)	(24.1)	(21.0)
Earnings from equity method investments	15.7	5.2	39.3	29.2
Non-controlling interest in income	(0.2)	—	(0.5)	—
EBITDA	(23.5)	20.6	29.2	79.9
Depreciation and amortization expense	(8.6)	(3.2)	(24.4)	(12.8)
Interest income	1.6	1.6	5.3	6.3
Interest expense	(9.3)	(3.4)	(25.8)	(11.5)
Income tax expense	(0.1)	—	(0.1)	—
Net (loss) income	$(39.9)	$15.6	$(15.8)	$61.9
Less:
Net income attributable to predecessor operations	—	(4.3)	(3.6)	(26.6)
General partner interest in net income	(0.7)	(0.2)	(2.2)	(0.7)

Net (loss) income allocable to limited partners	$(40.6)	$11.1	$(21.6)	$34.6

Net (loss) income per limited partner unit—basic and diluted	$(1.69)	$0.55	$(1.05)	$1.90

Weighted-average limited partner units outstanding—basic and diluted	24.0	17.6	20.5	17.5

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DCP MIDSTREAM PARTNERS, LP
SEGMENT FINANCIAL AND OPERATING DATA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	($ in millions)

Natural Gas Services Segment:
Financial data:
Segment gross margin	$(31.1)	$19.4	$16.2	$75.3
Earnings from equity method investments	$16.1	$5.0	$38.7	$28.9
Operating data:
Natural gas throughput (MMcf/d)	820	682	756	666
NGL gross production (Bbls/d)	25,237	20,063	22,122	19,485

Wholesale Propane Logistics Segment:
Financial data:
Segment gross margin	$9.0	$6.9	$25.5	$16.0
Operating data:
Propane sales volume (Bbls/d)	26,575	22,989	22,798	21,259

NGL Logistics Segment:
Financial data:
Segment gross margin	$1.2	$0.9	$4.9	$4.1
(Losses) earnings from equity method investments	$(0.4)	$0.2	$0.6	$0.3
Operating data:
NGL pipelines throughput (Bbls/d)	29,172	26,583	28,961	25,040

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DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	($ in millions)
Reconciliation of net cash (used in) provided by operating activities to distributable cash flow:
Net cash (used in) provided by operating activities	$(0.7)	$54.6	$65.4	$94.8
Maintenance capital expenditures, net of reimbursable projects	(0.9)	(0.5)	(2.6)	(2.9)
Non-cash derivative mark-to-market	61.2	(0.3)	81.1	(0.1)
Post closing reimbursement from DCP Midstream, LLC for maintenance capital expenditures	—	—	—	1.1
Net changes in operating assets and liabilities	(33.8)	(35.2)	(56.9)	(25.8)
Other, net	(0.7)	0.6	(0.3)	2.4
Distributable cash flow	$25.1	$19.2	$86.7	$69.5

Reconciliation of net (loss) income to EBITDA:
Net (loss) income	$(39.9)	$15.6	$(15.8)	$61.9
Interest income	(1.6)	(1.6)	(5.3)	(6.3)
Interest expense	9.3	3.4	25.8	11.5
Depreciation and amortization expense	8.6	3.2	24.4	12.8
Income tax expense	0.1	—	0.1	—
EBITDA	$(23.5)	$20.6	$29.2	$79.9

Reconciliation of net cash (used in) provided by operating activities to EBITDA:
Net cash (used in) provided by operating activities	$(0.7)	$54.6	$65.4	$94.8
Interest income	(1.6)	(1.6)	(5.3)	(6.3)
Interest expense	9.3	3.4	25.8	11.5
Earnings from equity method investments, net of distributions	3.9	(1.2)	0.4	3.3
Income tax expense	0.1	—	0.1	—
Net changes in operating assets and liabilities	(33.8)	(35.2)	(56.9)	(25.8)
Other, net	(0.7)	0.6	(0.3)	2.4
EBITDA	$(23.5)	$20.6	$29.2	$79.9

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DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP MEASURES — Continued
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	($ in millions)

Reconciliation of segment net (loss) income to segment gross margin:

Natural Gas Services Segment:
Segment net (loss) income	$(31.3)	$18.1	$11.6	$79.6
Depreciation and amortization expense	7.8	2.9	21.9	11.1
Operating and maintenance expense	8.3	3.4	20.9	13.5
Non-controlling interest in income	0.2	—	0.5	—
Earnings from equity method investments	(16.1)	(5.0)	(38.7)	(28.9)
Segment gross margin	$(31.1)	$19.4	$16.2	$75.3

Wholesale Propane Logistics Segment:
Segment net income	$6.0	$4.6	$14.0	$6.6
Depreciation and amortization expense	0.4	0.1	1.1	0.8
Operating and maintenance expense	2.6	2.2	10.4	8.6
Segment gross margin	$9.0	$6.9	$25.5	$16.0

NGL Logistics Segment:
Segment net income	$0.2	$0.1	$3.3	$1.9
Depreciation and amortization expense	0.4	0.2	1.4	0.9
Operating and maintenance expense	0.2	0.8	0.8	1.6
Losses (earnings) from equity method investments	0.4	(0.2)	(0.6)	(0.3)
Segment gross margin	$1.2	$0.9	$4.9	$4.1

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